[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.1

AM PRODUCT FOUNDRY AGREEMENT

This AM PRODUCT FOUNDRY AGREEMENT (the “Agreement”) is made and entered into as of the Closing Date (as defined in the Stock Purchase Agreement (as defined below)) (the “Effective Date”) by and between Fujitsu Semiconductor Limited, a corporation organized and existing under the laws of Japan, with a registered office at 2-10-23 Shinyokohama, Kohoku-ku, Yokohama, Kanagawa 222-0033, Japan (“FSL”) and Spansion LLC, a corporation organized and existing under the laws of Delaware, with a registered office at 915 DeGuigne Drive, Sunnyvale, California 94088-3453 (“Spansion”).

RECITALS

WHEREAS, FSL, Nihon Spansion Limited, a Japanese corporation (“Buyer”), and Spansion have entered into a certain Stock Purchase Agreement effective as of April 30, 2013 (“Stock Purchase Agreement”), pursuant to which, Buyer and Spansion purchase from FSL, and FSL sells to Buyer and Spansion, FSL’s (and its Subsidiaries’) fabless business of design, development, marketing, distribution and sale of certain analog semiconductor products and microcontroller products, pursuant to a series of transactions contemplated in the Stock Purchase Agreement (such transactions, “Transactions”); and

WHEREAS, in connection with the Transactions, FSL wishes to provide, and Spansion wishes to obtain, certain foundry services for such products that are related to the business purchased by Buyer, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, FSL and Spansion hereby agree as follows:

AGREEMENT

1.             DEFINITIONS; Interpretation

1.1          Terms Defined in This Agreement. The following terms when used in this Agreement shall have the following definitions. Capitalized terms that are used in this Agreement but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

1.1.1     [*] has the meaning set forth in Section 5.1.

1.1.2     “AM Product” has the meaning set forth in the Stock Purchase Agreement.

1.1.3     “AM Product Sort Services Agreement” means the AM Product Sort Services Agreement entered into by and between FSL and Spansion as of the Effective Date.

1.1.4     “Automotive AM Product” means an AM Product qualified for use in one or more automotive applications.

1.1.5     [*] has the meaning set forth in Section 4.1.

1.1.6     “Base Wafer Price” has the meaning set forth in Section 5.3.

1.1.7     “Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to achieve such result reasonably expeditiously. An obligation to use “Best Efforts” does not require the Person subject to such obligation to take actions that would result in a materially adverse change in the benefits to such Person under this Agreement.

1.1.8     “Breaching Party” has the meaning set forth in Section 15.2.

1.1.9     “Confidential Information” means any and all technical and non-technical confidential or proprietary information disclosed by either Party to the other Party under this Agreement, whether in written, oral, graphic or electronic form, that is marked or otherwise identified at the time of disclosure as confidential or proprietary, or that would reasonably be deemed in the context of its disclosure to be confidential or proprietary. “Confidential Information” includes trade secrets, know-how, firmware, designs, schematics, bills of material, customer lists, vendor lists, employee and contractor information, techniques, processes, Software, technical documentation, specifications, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either Party, its present or future products, sales, suppliers, customers, employees, investors or business. Notwithstanding the foregoing, to the extent any information or materials disclosed by either Party to the other Party under this Agreement constitutes Assigned Technology (as defined in the IP Assignment Agreement) or Retained Technology (as defined in the IP License Agreement), the Parties’ respective obligations with respect to the use and disclosure of such information or materials shall be governed by the confidentiality provisions set forth in the IP License Agreement (and not this Agreement), and the confidentiality provisions set forth in this Agreement (including in Section 11) shall not govern the use or disclosure of such information or materials.

1.1.10     “Die” means an individual integrated circuit or components on a silicon wafer which, when completed, create an integrated circuit to be incorporated into an AM Product.

1.1.11     “Die Yield” means, with respect to a Wafer, the ratio of Net Die per Wafer divided by Gross Die per Wafer.

1.1.12     “Disaster Recovery Plan” has the meaning set forth in Section 16.2.

1.1.13     “Engineering Change” means, with respect to each type of Wafer manufactured under this Agreement, any change to the Process Technology, materials, equipment, location or any other items listed in the Specifications for such Wafer manufactured for Spansion hereunder that would affect the performance, form, fit or function, or quality or reliability of AM Products that contain Die produced from such Wafers.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.14     “Engineering Wafers” means Wafers intended for process or product qualification purposes or for evaluation of the functionality of AM Products that contain Die produced from such Wafers.

1.1.15     “Exclusivity Period” means, for each AM Product, the period identified in Schedule 1.1.15 as the Exclusivity Period for such AM Product.

1.1.16     “Existing AM Products” means AM Products developed by or for FSL that are in commercial production as of the Effective Date, including any subsequent versions of such products that embody minor modifications to improve functionality or yield.

1.1.17     “Extended Manufacturing Period” means, for each AM Product, the period (if any) identified in Schedule 1.1.15 as the Extended Manufacturing Period for such AM Product. For clarity, there is no Extended Manufacturing Period for [*] Automotive AM Products.

1.1.18     “Fiscal Year” means the one (1)-year period commencing on April 1 of the applicable calendar year and ending on March 31 of the immediately subsequent calendar year. By way of example, Fiscal Year 2013 means the period commencing on April 1, 2013 and ending on March 31, 2014.

1.1.19     “Force Majeure Event” has the meaning set forth in Section 16.

1.1.20     [*]

1.1.21     [*]

1.1.22     [*]

1.1.23     [*]

1.1.24      “Future AM Products” shall mean any AM Products (other than Current AM Products (as defined in Appendix B to the Stock Purchase Agreement)) that are manufactured, sold, distributed or otherwise disposed of on or after the Effective Date.

1.1.25     “Gross Die per Wafer” or “GDW” means the total quantity of Die candidates on each Production Wafer, whether or not the Die is operational when the Production Wafer has completed the manufacturing process.

1.1.26     “INCOTERMS 2010” means the International Rules for the Interpretation of Trade Terms, published by the International Chamber of Commerce in the year 2010.

1.1.27     “Initial Term” has the meaning set forth in Section 15.1.1.

1.1.28     “IP Assignment Agreement” means the Intellectual Property Assignment Agreement entered into by and between FSL and Spansion as of the Effective Date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.29     “IP License Agreement” means the Intellectual Property License Agreement entered into by and between FSL and Spansion as of the Effective Date.

1.1.30     “[*] Automotive AM Product” means any Automotive AM Product that, as of the expiration of its Exclusivity Period, is in commercial production solely at the [*].

1.1.31     [*]

1.1.32     [*] has the meaning set forth in Section 2.12.

1.1.33     “Lead Time” means the minimum time required by FSL from the date on which a purchase order is accepted by FSL until the delivery by FSL of the Wafers ordered therein to Spansion. The Lead Time for each AM Product will be established in advance by mutual agreement of the Parties; provided that the Lead Time shall account for at least [*] after the acceptance of the applicable purchase order for FSL to prepare for the manufacturing of such Wafer.

1.1.34     “Lot” means a group of Wafers that are processed simultaneously. Each Lot will be assigned a unique alpha/numeric identification so that each Lot can be separately identified.

1.1.35     “Manufacturing Facility” means the facilities of FSL or any of its subcontractors used to manufacture Wafers.

1.1.36     “Net Die per Wafer” or “NDW” means the total quantity of Die on a Production Wafer that pass the Probe Program applicable to that Production Wafer.

1.1.37     “Non-Automotive AM Product” means an AM Product that is not an Automotive AM Product.

1.1.38     “Party” means either of FSL or Spansion, and “Parties” means both FSL and Spansion.

1.1.39      “PCN Procedures” means the product and process change notification procedures applicable to each Wafer under this Agreement, which (a) for Wafers for each Existing AM Product, shall be identical to those product and process change notification procedures that were used by FSL for the manufacture of such Wafers immediately prior to the Effective Date (except to the extent any modifications thereto are mutually agreed in writing by the Parties), and (b) for Wafers for each AM Product other than an Existing AM Product, shall be mutually agreed in writing by the Parties prior to the commencement of manufacture of Wafers for such AM Product.

1.1.40     “Probe Program” means the specific set of electrical and mechanical tests which test the electrical operational characteristics for each Die on a Wafer, as such set of tests is mutually agreed in writing by the Parties and set forth in the Specifications for such Wafer.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.41     “Process Node” means a specific geometry loosely based on line width at which Wafers, and the photomasks or reticles used in the manufacture of such Wafers, are manufactured (e.g., a 90 nm process node).

1.1.42     “Process Technology” means the process technology used to manufacture Wafers, but not any Technology related to integrated circuit design, sort, testing, circuitry or other Technology specific to the design of the integrated circuits being manufactured.

1.1.43     “Production Wafers” means Wafers for commercial production, and any other Wafers that are not Engineering Wafers.

1.1.44     “Qualification Plan” means the qualification tests and schedules to be agreed upon by the Parties in writing under which (a) with respect to a particular Process Technology, a particular production line at a particular Manufacturing Facility using such Process Technology is established and tested for Qualification, and (b) with respect to Wafers for a particular AM Product, such Wafers manufactured using a Qualified Process are tested for Qualification.

1.1.45     “Qualification” or “Qualified” means the mutual determination of the Parties that (a) with respect to a particular Process Technology, the Wafers for any AM Product manufactured via such Process Technology meet the applicable Specifications, and (b) with respect to Wafers for a particular AM Product, such Wafers manufactured using a Qualified Process meet the applicable Specifications.

1.1.46     “Qualified Process” means a Process Technology used or to be used for the manufacture of Wafers for each AM Product under this Agreement that is Qualified in accordance with the applicable Qualification Plan.

1.1.47     “Quality Issue Correction Request” has the meaning set forth in Section 10.7.

1.1.48     “Quarter” means each three (3)-month period commencing on April 1, July 1, October 1, and January 1, respectively.

1.1.49     [*] or [*] has the meaning set forth in Section 4.2.

1.1.50     “Roadmap Products” means those AM Products developed by or for FSL that entered into commercial production on or after the Effective Date and that are listed as being under development in FSL’s roadmap documents attached to the Stock Purchase Agreement as Schedule 10.01(a) of the Seller Disclosure Schedules.

1.1.51     [*] has the meaning set forth in Section 2.1.5.

1.1.52     “Specifications” means the functional, electrical and mechanical specifications (including data sheets) for each Wafer, which (a) for Wafers for each Existing AM Product, shall be identical to those functional, electrical and mechanical specifications (including data sheets) that were used by FSL for the manufacture of such Wafers immediately prior to the Effective Date (except to the extent any modifications thereto are mutually agreed in writing by the Parties), and (b) for Wafers for each AM Product other than an Existing AM Product, shall be mutually agreed in writing by the Parties prior to the commencement of manufacture of Wafers for such AM Product.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.53     “Term” has the meaning set forth in Section 15.1.1.

1.1.54     “Unresolved Wafers” has the meaning set forth in Section 8.1.

1.1.55     “Wafer Defect” has the meaning set forth in Section 10.7.

1.1.56     [*] has the meaning set forth in Section 4.2.

1.1.57     “Wafer Preparation Date” has the meaning set forth in Section 6.4.

1.1.58     “Wafer Price” has the meaning set forth in Section 5.3.

1.1.59     “Wafers” means unsorted silicon wafers containing Die for AM Products.

1.1.60     “[*] Automotive AM Product” means any Automotive AM Product that, as of the expiration of its Exclusivity Period, is in commercial production solely at the [*].

1.1.61     “[*] Non-Automotive AM Product” means any Non-Automotive AM Product that, as of the expiration of its Exclusivity Period, is in commercial production solely at the [*].

1.1.62     “Warranty Period” has the meaning set forth in Section 9.1.

1.2          Interpretation.

1.2.1     Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

1.2.2     Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3     Reference to Entities, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to an entity include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.            PRODUCTION

2.1     Exclusivity.

2.1.1     During the Exclusivity Period for each AM Product, Spansion and its Affiliates shall exclusively purchase from FSL, pursuant to this Agreement, all of Spansion’s and its Affiliates’ requirements of Production Wafers for such AM Product.

2.1.2     During the Exclusivity Period for each AM Product, Spansion and its Affiliates shall not manufacture (or have any other Person, directly or indirectly, manufacture for or on behalf of Spansion or any of its Affiliates), or purchase from any Person other than FSL, directly or indirectly, any Production Wafers for such AM Product.

2.1.3     [*]

2.1.4     [*]

2.1.5     [*]

2.2     Manufacturing Extension. For each AM Product, Spansion shall have the right, at its sole option, to extend the term for FSL to manufacture the Wafers for such AM Product under this Agreement for the applicable Extended Manufacturing Period for such AM Product (if any) as described in Schedule 1.1.15 by providing written notice to FSL no later than [*] prior to the expiration of the Exclusivity Period for such AM Product; provided, that (a) if Spansion issues such notice, Spansion shall [*] no later than [*] prior to the expiration of the Exclusivity Period for such AM Product and (b) with respect to the extension period for Automotive AM Products, Spansion shall, in connection with its [*] that are applicable to the Extended Manufacturing Period, consider in good faith and use Best Efforts to accommodate any requests by FSL regarding (i) the [*] during the Extended Manufacturing Period, and (ii) any other [*] applicable to the Wafers to be manufactured during the Extended Manufacturing Period (but without any increase in the Base Wafer Price for such AM Products or continuation of the [*]). For clarity and notwithstanding the foregoing, Spansion shall not have any right to extend the term for manufacturing any Wafers for [*] Automotive AM Products; provided, that Spansion may request to have Wafers for [*] Automotive AM Products manufactured at a different Manufacturing Facility after the expiration of the applicable Exclusivity Period, in accordance with Section 2.12.

2.3     Manufacturing Obligation. FSL shall manufacture the Wafers for Spansion in accordance with the Specifications and utilizing the Qualified Process. For clarity, FSL shall not be obligated to perform any sort, testing, assembly, packaging or similar services with respect to Wafers under this Agreement. Any modifications or changes to the Specifications or the Qualified Process shall be implemented solely in accordance with Section 2.10 below.

2.4     Manufacturing Costs. Unless otherwise specifically provided herein, FSL shall, at its own responsibility and cost, purchase or procure raw or indirect materials, including packing materials, or labor required by it to manufacture the Wafers under this Agreement; provided that [*] Notwithstanding the foregoing, [*] as required by FSL to manufacture and supply the Wafers under this Agreement (except where (i) the Specifications otherwise expressly require [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5     Technical Assistance. Spansion shall provide FSL with technical assistance as reasonably requested by FSL to manufacture the Wafers for Spansion. Without limiting the generality of the foregoing, Spansion agrees to provide such technical assistance as reasonably requested by FSL to address any yield issues. FSL shall use Best Efforts on a case-by-case basis to provide Spansion with technical assistance as reasonably requested by Spansion, to respond to (a) customer support requirements, including for research and development, for the AM Products, and (b) requests from potential customers with respect to the supply of AM Products. FSL and Spansion shall each bear the travel, housing and meal-related expenses of their respective personnel in connection with such assistance.

2.6     Subcontractors. FSL may subcontract or otherwise delegate the performance of any of its obligations under this Agreement (a) upon written notice to Spansion but without any requirement for Spansion’s consent, to any Person that, directly or indirectly, manufactured or was manufacturing Wafers for or on behalf of FSL or any Affiliate of FSL immediately prior to the Effective Date; or (b) with Spansion’s prior written consent (not to be unreasonably withheld, delayed or conditioned), to any other Person. FSL shall remain responsible and liable for any acts or omissions of the Persons set forth in clause (a) or (b) above for which FSL would otherwise have been responsible if such acts or omissions were performed by FSL.

2.7     Process Implementation and Qualification. The Process Technology used to manufacture each type of Wafer supplied to Spansion hereunder shall be implemented and Qualified in accordance with the applicable Qualification Plan; [*].

2.8     Wafer Qualification. Each type of Wafer supplied to Spansion hereunder shall be Qualified in accordance with the applicable Qualification Plan; [*]. Engineering Changes to Wafers manufactured and supplied under this Agreement shall be implemented in accordance with Section 2.10.

2.9     Engineering Wafers and Evaluation. For each Wafer to be supplied to Spansion hereunder that is not Qualified prior to the Effective Date, FSL will fabricate the Engineering Wafers based on the applicable agreed-upon Process Technology and Specifications and deliver the Engineering Wafers to Spansion in accordance with the applicable Qualification Plan agreed upon in writing in advance by the Parties. The quantity and pricing of such Engineering Wafers to be manufactured by FSL shall be discussed in good faith and agreed by the Parties in writing prior to the commencement of the fabrication of such Engineering Wafers; provided that any Engineering Wafer for an AM Product that [*]. The Parties shall evaluate such Engineering Wafers in accordance with the applicable Qualification Plan. If Engineering Wafers for a particular AM Product manufactured using a particular Process Technology have passed the applicable Qualification Plan, such Process Technology shall be deemed a Qualified Process for the Wafers for the applicable AM Product and such Wafers will thereafter be deemed Qualified. If the Parties agree to add new Wafers for any AM Product to be supplied to Spansion hereunder, Spansion and FSL will agree in writing in advance on the Specifications and Qualification Plan for such new Wafers.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.10         Engineering Changes.

2.10.1     Engineering Changes. No Engineering Changes will be made by either Party to any Wafers supplied to Spansion hereunder after Qualification of such Wafers, other than in accordance with the PCN Procedures.

2.10.2     [*]. In the event any Engineering Change for Wafers agreed by the Parties [*] If any process adjustments are made by FSL in accordance with this Section 2.10, or as a result of FSL’s standard process improvement efforts, and such process adjustments result in cost savings to FSL, such cost savings shall be shared equally by the Parties in a manner to be mutually agreed by the Parties.

2.11         [*]. At any time during the Term, Spansion may notify FSL of Spansion’s request to [*]. Following such request, the Parties agree to discuss such request in good faith (which may be memorialized in a separate [*] if so agreed by the Parties).

2.12         [*]

3.            DISPATCH OF PERSONNEL

3.1          On-site Training.

3.1.1     In addition to the technical assistance provided for in Section 2.5, upon FSL’s request and Spansion’s written consent, Spansion shall provide on-site training to FSL’s employees.

3.1.2     Spansion shall be responsible for causing its engineers or employees providing such on-site training to comply with the working rules and security instructions designated by FSL.

3.1.3     All costs incurred for such engineers or employees, such as travel, meals and housing, and including Spansion’s charges for such training, shall be borne by FSL.

3.1.4     FSL shall provide Spansion’s engineers and employees with an appropriate working environment. FSL shall not give work orders or instructions over, or otherwise supervise, Spansion’s engineers and employees or their services.

3.2          Presence of Spansion employees and customers at Manufacturing Facilities.

3.2.1     Spansion may, with FSL’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld), send specified employees to visit the Manufacturing Facilities to inspect the fabrication of Wafers. Such visits shall be conducted during FSL’s normal working hours. While visiting the Manufacturing Facilities, Spansion employees shall at all times fully comply with FSL’s rules and regulations, as well as with all reasonable instructions that may be issued by FSL’s employees or personnel; provided that FSL shall not give work orders or instructions over, or otherwise supervise, Spansion’s employees or their services. Each Party shall, at its own expense, indemnify and hold harmless the other Party and its employees from and against any and all direct loss or damage (including loss or damage to property, personal health or life) caused by the indemnifying Party’s employees during any such visit.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2.2     It is understood and agreed that Spansion may be required, under its agreements with its customers for the sale of AM Products incorporating Die produced from Wafers, to allow such customers to inspect the Manufacturing Facilities for quality assurance purposes. FSL agrees to permit such inspections for such purposes (a) for Manufacturing Facilities not under FSL’s control ([*]), subject to FSL’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld), and (b) for Manufacturing Facilities under FSL’s control, subject to Spansion providing at least ten (10) Business Days’ prior written notice. Such visits shall be conducted during FSL’s normal working hours. Spansion shall be responsible for supervising any such customer employees and for their conduct while at the Manufacturing Facilities. Without limiting the generality of the foregoing, Spansion’s indemnification obligations pursuant to Section 3.2.1 above shall apply to any such customer employees to the same extent as if they were Spansion employees.

3.2.3     Spansion and FSL may, from time to time, arrange for Spansion employees to work at the Manufacturing Facilities on mutually-agreed terms and conditions. At a minimum, FSL will grant these employees access to the Manufacturing Facilities to the extent necessary for them to perform their duties, as well as access to standard employee facilities. FSL will allow any such Spansion employees to be active participants on problem solving teams with respect to the manufacture of Wafers. Such Spansion employees shall abide by the policies and regulations of FSL, and Spansion shall, at FSL’s request, remove or replace any Spansion employee who fails to do so.

3.3         System Review. FSL shall participate in quality system reviews for Wafers as may be mutually agreed in writing by the Parties; provided that Spansion shall provide the details of such reviews to FSL in writing at least one month in advance.

3.4         Business Review Meetings. The Parties will plan and schedule business reviews at least quarterly. The review will focus on current and forecasted business activities, feedback on performance and factory metrics, key improvement programs and activities focused on enabling the relationship between the Parties and will review the status of open issues and action items, including [*].

4.            PRODUCTION PLANS

4.1         FSL Reports. FSL shall provide Spansion on a weekly basis, a report containing the following information regarding the production lines that are being used, or that are intended to be used until the expiration of the four (4)-Quarter period set forth in Section 4.2, to manufacture Wafers for Spansion under this Agreement; provided, however, with respect to the weekly Wafer-outs capacity of Wafers manufactured using a particular Process Technology to be set forth in such report, [*]

4.2         [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3     [*]

4.4     [*]

5.            YIELD METRICS AND DIE PRICING

5.1     [*]. For each Quarter, [*] for each Production Wafer delivered during such Quarter on a product-by-product basis (the [*]). The [*] for Production Wafers for each AM Product shall [*] (a) every Quarter based on [*] of such Production Wafers [*], and (b) in the event [*]. In the event that [*] with respect to Production Wafers for any particular AM Product for a given Quarter, the [*].

5.2     [*]. FSL shall [*] with respect to Production Wafers for a particular AM Product when [*] of such Production Wafers [*] for such Production Wafers, and shall [*]. The [*] for any Production Wafers for a particular AM Product in any Quarter shall be to [*] of such Production Wafers for such Quarter as provided for in Section [*] below.

5.3     Wafer Price. For each Production Wafer delivered hereunder, Spansion shall pay FSL the Base Wafer Price (defined below) for such Production Wafer, [*] (such [*] Base Wafer Price, the “Wafer Price”). With respect to Production Wafers for any Roadmap Products or Future AM Products, any such Production Wafers that [*]. All Base Wafer Prices and Wafer Prices shall be in Japanese Yen. For purposes of this Agreement, “Base Wafer Price” means: (i) for Production Wafers for Existing AM Products [*], the amount set forth in Schedule 5.3 for the Fiscal Year in which such Production Wafers are ordered and for the Process Technology used to manufacture such Production Wafers; and (ii) with respect to Production Wafers for Existing AM Products [*]; provided that for each of foregoing subsections (i) and (ii), if the manufacture of such Production Wafers [*]. Notwithstanding the foregoing or Section 5.4, the price to be paid by Spansion for any Engineering Wafers shall be determined as set forth in Section 2.9, and shall not be subject to the Base Wafer Price set forth in the previous sentence [*]

5.4     [*] as follows:

5.4.1     [*]

5.4.2     [*]. Each Party (“Reporting Party”) shall provide to the other Party (“Non-Reporting Party”), within [*] after the end of each Quarter, the test results for those Production Wafers delivered to Spansion during such Quarter for which Reporting Party (or a designee of Reporting Party) has conducted sort and testing services, broken down on a product-by-product basis. If Non-Reporting Party disagrees with the test results provided by Reporting Party, Non-Reporting Party shall so notify Reporting Party in writing within [*] of its receipt of the test results. If Non-Reporting Party does not dispute the statement within the foregoing [*] period, the test results shall be deemed accepted. If Non-Reporting Party provides written notice of disagreement to Reporting Party during the foregoing [*] period, then the matter shall be resolved in accordance with the procedures set forth in Section 20.5 below. The foregoing shall apply only to [*] pursuant to this Section 5.4 and shall not be deemed to modify Spansion’s obligation to pay FSL’s invoices for Wafers in accordance with Section 8.1. Notwithstanding anything to the contrary in this Section 5.4, the [*] of the Production Wafers set forth in this Section 5.4 (a) [*], and (b) for each AM Product, [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5     Audit. FSL shall have the right, upon reasonable written notice to Spansion and at FSL’s cost, to audit Spansion’s test results for the Wafers manufactured hereunder for which Spansion or its designees (other than FSL) has conducted sort and testing. Such audit shall be conducted no more than once every Quarter and during normal business hours. If such audit reveals (a) an underpayment by Spansion, then Spansion shall promptly pay FSL such underpaid amount, or (b) an overpayment by Spansion, then FSL shall promptly reimburse Spansion for such overpaid amount. Notwithstanding the foregoing, if such audit reveals an underpayment by Spansion of greater than three percent (3%) of the aggregate Wafer Price for Wafers for a particular AM Product for any given Quarter, then the costs and expenses incurred in connection with such audit shall be borne by Spansion.

6.            PURCHASE ORDERS

6.1     Purchase Order Process. Spansion and its Affiliates shall place purchase orders with FSL by no less than [*] before the applicable delivery dates [*]. Each purchase order shall specify the purchase order number, part numbers, quantities, unit prices, total prices, delivery dates and any other items to be agreed upon between the Parties. FSL shall accept any purchase orders submitted by Spansion or its Affiliates that are (a) issued in accordance with the terms of this Agreement, (b) consistent with agreed-upon Lead Times (and do not specify any delivery dates that are within such Lead Times), and (c) [*]. In the event of any discrepancy between a purchase order and the terms of this Agreement, this Agreement shall prevail and any different or additional terms of the purchase order shall be deemed null and void.

6.2     Orders by Spansion’s Affiliates. Spansion may appoint its Affiliates to submit purchase orders for Wafers under this Agreement, provided that Spansion provides prior written notice to FSL of any such appointment. Spansion shall cause such Affiliates to comply with the terms and conditions of this Agreement and shall remain responsible and liable for any acts or omissions of such Affiliates for which Spansion would have otherwise been responsible if such acts or omissions were performed by Spansion.

6.3     [*]. Spansion may request change orders to existing purchase orders to [*] of particular Lots ordered in such purchase orders by providing written notice to FSL. Upon receipt of such request by FSL, the Parties shall discuss in good faith [*].

6.4     [*]. Spansion may, at any time prior to the date that is [*] of the portion of the purchase order applicable to such Wafer. Upon receipt of such request by FSL, the Parties shall discuss in good faith [*]

6.5     [*]. At any time prior to [*] of Wafers set forth in a applicable purchase order, Spansion may [*], upon notice to FSL. FSL shall provide Spansion with a written acknowledgement of such notice within [*] after FSL’s receipt of such notice. Any notice or acknowledgement made pursuant to this Section 6.5 may be provided via electronic mail or other written electronic format as separately agreed by the Parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.6     [*]. Spansion may, on a Lot-by-Lot basis, [*] of Wafers set forth in any purchase order (or portion thereof) upon written notice to FSL; provided that (a) except as otherwise set forth in this Section 6.6 or otherwise agreed by the Parties, Spansion may not [*] of any such Wafers for more than [*], and (b) Spansion may only request FSL to [*]. If Spansion requests that one or more Lots [*]

6.7     [*]. FSL shall [*]. Upon request by Spansion, FSL shall [*]. Spansion shall have the right to audit the [*] from time to time (but no less frequently than [*] per calendar quarter) with FSL’s consent, such consent not to be unreasonably withheld.

7.            DELIVERY

7.1     Delivery. Unless otherwise agreed upon by both Parties, [*], FSL shall deliver the Wafers to Spansion [*] (INCOTERMS 2010) [*] or any other location agreed in writing by the Parties, and [*], FSL shall deliver the Wafers to Spansion [*] (INCOTERMS 2010) at the [*]. All costs and expenses incurred in connection with delivering the Wafers to a location other than a Manufacturing Facility shall be borne by [*]. Title and risk of loss for the Wafers shall pass from FSL to Spansion upon delivery thereof in accordance with the foregoing.

7.2     [*]. Upon FSL’s written request, and subject to Spansion’s prior written consent on a case-by-case basis (which consent will not be unreasonably withheld, delayed or conditioned), [*]

7.3     Delays. In the event FSL believes that it may not be able to deliver the Wafers in accordance with the [*], FSL shall notify Spansion as soon as possible in writing of the potential delay and provide further updated delivery schedules. Within [*] of such notice, FSL shall [*], and FSL shall [*]. If a delay in delivery of Wafers caused by FSL extends more than [*] following the originally scheduled delivery date and, [*], then Spansion may notify FSL of such occurrence, and the Parties will [*]; provided, however, that in no event shall such amount exceed the lesser of (a) [*], or (b) [*]. Spansion agrees to [*]. Notwithstanding the foregoing and for clarity, this Section 7.3 shall not apply with respect to any delays in delivery caused by [*].

7.4     Acceptance Testing. Within [*] after delivery of each Wafer, Spansion shall perform acceptance testing in accordance with [*]. If Spansion rejects any Wafers, or if any Wafer fails acceptance testing, in each case, as a result of failure to meet the applicable agreed-upon acceptance criteria, FSL shall, at [*] sole cost and [*] election, either [*]. Without limiting the foregoing, [*]. Upon Spansion’s request, FSL will [*].

8.            PAYMENT

8.1     Payment. FSL may invoice Spansion for the Base Wafer Price of all Wafers delivered during each calendar month, after the end of such calendar month. With respect to any [*] for Wafers delivered during each Quarter, FSL may invoice Spansion for such [*] at any time after the expiration of the [*] period set forth in Section 5.4; provided that if the Parties [*] of any such Wafers in accordance with Section 5.4 prior to the expiration of such [*] period (such Wafers, “Unresolved Wafers”), then FSL may invoice Spansion when the Parties [*]. All payments from Spansion to FSL shall be made in Japanese Yen, by electronic transfer to a bank account notified by FSL to Spansion, within [*] after the invoice date. In the event of any discrepancy between actual amounts paid to FSL by Spansion and actual quantities of Wafers delivered by FSL to Spansion, the Party claiming a discrepancy shall inform the other Party in writing in a timely manner, and the Parties shall adjust the relevant payment amount promptly after receipt of such notice. [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.            WARRANTY

9.1     Warranty. FSL warrants that the Wafers delivered hereunder shall (1) conform to the applicable Specifications, (2) be free from defects in materials and workmanship under normal use and service for a period of [*] from the date of delivery by FSL (the “Warranty Period”), and (3) be clear of any liens, restrictions, or encumbrances. If, during such [*] period, (i) Spansion notifies FSL in writing within [*] of discovery of any defect in the Wafers, and provides a detailed description of the alleged defect, and [*], then FSL shall [*], or [*], at Spansion’s option. In addition, if such defect, [*]. The Parties may extend the Warranty Period [*] and/or with respect to particular AM Products or categories of AM Products (e.g., Automotive AM Products) upon mutual written agreement of the Parties on a case-by-case basis. Notwithstanding the foregoing, FSL does not make any warranties with respect to Engineering Wafers provided to Spansion hereunder.

9.2     [*], FSL and Spansion will discuss a solution in good faith.

9.3     Disclaimer. THE FOREGOING WARRANTY SHALL BE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

10.          QUALITY CONTROL

10.1     Quality Control Systems. FSL shall maintain or cause its subcontractors to maintain ISO9001:2008 and ISO/TS 16949:2009-compliant quality control systems at each Manufacturing Facility in order to ensure that the Wafers to be manufactured by FSL shall conform to the applicable Specifications in all material respects. Without limiting the foregoing, if any material non-compliance is found in any audit for ISO/TS 16949 compliance that could reasonably affect the maintenance of ISO/TS 16949:2009 certification at any Manufacturing Facility, and if FSL reasonably believes that it will not be able to cure such material non-compliance within the period specified by the auditor, FSL shall promptly provide the details of such non-compliance to Spansion.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2     Additional Quality Reports. Upon reasonable request by Spansion and subject to FSL’s prior written consent, FSL shall provide Spansion with reasonable information regarding its quality control systems. Any such information shall be deemed Confidential Information of FSL.

10.3     Records. FSL shall keep and maintain, in electronic form or otherwise, the quality records of Wafer processing and outgoing test results for each Lot for five (5) years after the delivery of such Lot to Spansion. FSL shall provide Spansion with such records in electronic form upon Spansion’s reasonable request. Such records will be considered Confidential Information of both Parties.

10.4     Inspection and Audit Rights. Subject to FSL’s reasonable security and confidentiality requirements, Spansion may conduct an inspection and audit of the quality and test results records relevant to Wafers upon reasonable advance notice to and prior written approval of FSL (such approval not to be unreasonably conditioned, withheld or delayed). These audits will occur no more often than annually, unless there is good cause for Spansion to conduct an additional inspection or audit.

10.5     Meetings. Spansion and FSL shall hold meetings to exchange or discuss information regarding quality and reliability of the Wafers.

10.6     Notice of Nonconformance. FSL shall promptly notify Spansion in writing whenever FSL has a good faith reasonable basis to believe that the Wafers may not conform to the Specifications, and upon Spansion’s written request, both Parties shall discuss in good faith the means to cure such nonconformance.

10.7     Customer Quality Issues. If Spansion’s end customer notifies Spansion of an AM Product quality issue, Spansion shall conduct, at Spansion’s cost, an initial failure analysis on the relevant AM Products to confirm whether such quality issue is caused by a defect in materials (excluding materials provided or procured by or on behalf of Spansion) or workmanship of Wafers manufactured by FSL either prior to the Effective Date or under this Agreement under normal use and service, or a failure of such Wafers to conform with the applicable Specifications (such defect or failure, “Wafer Defect”). If such initial failure analysis indicates that such quality issue is caused by a Wafer Defect, Spansion may request FSL in writing to assist Spansion to correct such quality issue (“Quality Issue Correction Request”). Such written request shall (a) include a reasonably detailed description of the defect or failure suspected to be a Wafer Defect, and to the extent known to Spansion at the time of such notice, the Lot numbers, serial numbers and other identifiers, and delivery dates, of the Wafers which are reasonably suspected to be affected by the Wafer Defect, and (b) be accompanied by the detailed initial failure analysis results and a reasonable number of samples of the failed AM Products containing Die produced from the affected Wafers. Upon receipt of a Quality Issue Correction Request, FSL shall assist Spansion in correcting the applicable quality issue by promptly conducting failure analysis on the affected AM Products provided by Spansion to FSL to determine the root cause of such quality issue. If such root cause analysis determines that such quality issue is caused by a Wafer Defect, FSL will use commercially reasonable efforts to develop a corrective action plan for such Wafer Defect. If the Wafer Defect constitutes a breach of FSL’s warranties set forth in Section 9.1, then FSL shall bear the reasonable costs of the foregoing failure analysis. If the failure analysis determines that such quality issue does not constitute a breach of FSL’s warranties set forth in Section 9.1, then Spansion shall reimburse FSL for all reasonable costs incurred by FSL in connection with the foregoing failure analysis (unless the Parties agree that such quality issue is the result of a [*]).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.          CONFIDENTIAL INFORMATION

11.1     Purpose. During the term of this Agreement, each Party may disclose its Confidential Information to the other Party in furtherance of the purposes of this Agreement. Confidential Information may be used by a Party solely to exercise such Party’s rights and perform such Party’s obligations under this Agreement.

11.2     Non-Use and Non-Disclosure. Other than for the express purpose of this Agreement each Party agrees not to disclose, use or permit the disclosure or use by others of any Confidential Information of the other Party unless and to the extent such Confidential Information (a) is not marked or designated in writing as confidential and is provided for a purpose that reasonably contemplates disclosure to or use any others, (b) becomes a matter of public knowledge through no action or inaction of the Party receiving the Confidential Information, (c) was in the receiving Party’s possession before reception from the Party providing such Confidential Information, (d) is rightfully received by the receiving Party from a third party without any duty of confidentiality, (e) is disclosed to a third party by the Party providing the Confidential Information without a duty of confidentiality on the third party, (f) is disclosed with the prior written approval of the Party providing such Confidential Information, or (g) is independently developed by the receiving Party without any use of the other Party’s Confidential Information. Information shall not be deemed to be available to the general public for the purpose of exclusion (b) above with respect to each Party (i) merely because it is embraced by more general information in the prior possession of recipient or others, or (ii) merely because it is expressed in public literature in general terms not specifically in accordance with the Confidential Information.

11.3     Degree of Care. In furtherance, and not in limitation, of the foregoing Section 11.2, each Party agrees to do the following with respect to any such Confidential Information: (a) exercise the same degree of care to safeguard the confidentiality of, and prevent the unauthorized use of, such information as that Party exercises to safeguard the confidentiality of its own confidential and proprietary information; (b) restrict disclosure of such information to those of its employees and agents who have a “need to know”; and (c) instruct and require such employees and agents to maintain the confidentiality of such information and not to use such information except as expressly permitted herein. Each Party further agrees not to remove or destroy any proprietary or confidential legends or markings placed upon any documentation or other materials.

11.4     This Agreement. The forgoing confidentiality obligation shall also apply to the contents of this Agreement, provided that either Party may disclose the contents of this Agreement, in confidence, to such Party’s and its Affiliates’ legal counsel, accountants, banks and financing sources and their advisors.

11.5     Permitted Disclosure. The obligations under this Section 11 shall not prevent the Parties from disclosing the Confidential Information to any court or government agency as required by law (provided that the Party intending to make such disclosure in such circumstances has given prompt notice to the other Party prior to making such disclosure so that such other Party may seek a protective order or other appropriate remedy prior to such disclosure and cooperates with such other Party in seeking such order or remedy). Nothing in this Section 11 shall prevent either Party from complying with any disclosure requirements of the Securities and Exchange Commission or any other securities exchange or similar body with prior notice to the other Party sufficient for such other Party to seek a protective order or confidential treatment for any of its Confidential Information.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.6     Duration. The obligations under this Section 11 shall apply with respect to any Confidential Information for a period of five (5) years from the date of disclosure of such Confidential Information to the receiving Party. For clarity, expiration of the obligations set forth in this Section 11.6 shall not be deemed to expand any licenses to any Intellectual Property Rights under any Transaction Agreement or waive any confidentiality or non-use obligations under the IP License Agreement.

11.7     Other Agreements. Notwithstanding anything to the contrary in this Agreement (including this Section 11), and for purposes of clarity, nothing in this Agreement (including this Section 11) is intended to limit, restrict or otherwise modify: (a) FSL’s or any of its Affiliates’ ownership of or rights or licenses under any Intellectual Property Rights, including those granted by Spansion under any other Transaction Agreement, or (b) Spansion’s or any of its Affiliates’ ownership of or rights or licenses under any Intellectual Property Rights, including those assigned or transferred to Spansion or any of its Affiliates under any other Transaction Agreement.

12.          INTELLECTUAL PROPERTY RIGHTS

The Parties’ respective rights and obligations with respect to any Intellectual Property Rights, including each Party’s rights under or with respect to the other Party’s Background IPR (as defined in the IP License Agreement) for the purpose of performing their respective obligations and exercising their respective rights set forth in this Agreement, shall be governed by the provisions set forth in the IP License Agreement and IP Assignment Agreement (and not this Agreement).

13.          THIRD PARTY CLAIMS

13.1     FSL Indemnity. FSL shall indemnify and hold each Buyer Indemnified Party harmless from and against any and all Losses resulting from or arising out of any Third-Party Claim instituted against or made upon (i) such Buyer Indemnified Party, or (ii) any subcontractor, distributor, reseller or customer of such Buyer Indemnified Party (solely to the extent such Buyer Indemnified Party is legally obligated to provide indemnification to such subcontractor, distributor, reseller or customer for such Losses and such subcontractor, distributor, reseller or customer has sought indemnification from such Buyer Indemnified Party for such Losses), in each case, in or under which such Third Party alleges, asserts, or otherwise claims that the Process Technology used in connection with the fabrication of Wafers supplied under this Agreement, or any use or other exploitation of such Process Technology, Infringes any Intellectual Property Right of such Third Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2     Spansion Indemnity. Spansion shall indemnify and hold each Seller Indemnified Parties harmless from and against any and all Losses resulting from or arising out of any Third-Party Claim instituted against or made upon (i) such Seller Indemnified Party, or (ii) any subcontractor, distributor, reseller or customer of such Seller Indemnified Party (solely to the extent such Seller Indemnified Party is legally obligated to provide indemnification to such subcontractor, distributor, reseller or customer for such Losses and such subcontractor, distributor, reseller or customer has sought indemnification from such Seller Indemnified Party for such Losses), in each case, in or under which such Third Party alleges, asserts, or otherwise claims that the Wafers supplied under this Agreement for Future AM Products only (other than the Process Technology used in connection with the fabrication of Wafers supplied under this Agreement), or any use or other exploitation thereof, Infringe any Intellectual Property Right of such Third Party.

13.3     Exclusions. The indemnity obligations set forth in this Section 13 shall not be available for:

(a)     any Third-Party Claim which is subject to Appendix B of the Stock Purchase Agreement;

(b)     any allegation, assertion or claim of Infringement to the extent such allegation, assertion or claim is based on any modifications to Wafers supplied under this Agreement, which modifications are made by any Indemnified Party or any Third Party (unless such modification was specifically authorized or required by Indemnifying Party or its Affiliates in writing), to the extent the Infringement would not have occurred in the absence of such modification;

(c)     any allegation, assertion or claim of Infringement to the extent such allegation, assertion or claim is based on any combination of Wafers supplied under this Agreement with any product or service that is not a product or service furnished by the Indemnifying Party or its Affiliates, to the extent such Infringement would not have occurred in the absence of such combination.

13.4     Procedure. Sections 9.03, 9.04, 9.07 and 9.08 of the Stock Purchase Agreement are hereby incorporated herein by reference.

13.5     Order of Priority. The indemnity set forth in this Section 13 shall be in addition to, and not in lieu of, the Seller’s indemnification obligations under Section 9.01(b) of the Stock Purchase Agreement, as follows: if any Third Party Claim is indemnifiable under both Section 9.01(b) of the Stock Purchase Agreement and this Section 13, then the Buyer Indemnified Parties shall first seek indemnification under this Section 13, and then, for any Losses of the Buyer Indemnified Parties that are not recovered by an Indemnified Party under this Section 13, the Buyer Indemnified Parties may seek indemnity (if any) under Section 9.01(b) of the Stock Purchase Agreement.

13.6     Sole Obligation. THE FOREGOING INDEMNITIES STATE THE SOLE OBLIGATION AND EXCLUSIVE LIABILITY OF EACH INDEMNIFYING PARTY TO THE OTHER, AND THE INDEMNIFIED PARTY’S SOLE RECOURSE AND REMEDY AGAINST THE INDEMNIFYING PARTY, FOR ANY CLAIMS (AS DEFINED ABOVE) THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTIONS 13.1 OR 13.2 ABOVE.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.          LIMITATION OF LIABILITY

14.1     Damages Waiver. EXCEPT FOR SPANSION’S OBLIGATIONS UNDER SECTION 13, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE PROVISION OF FOUNDRY SERVICES HEREUNDER, EVEN IF THE PARTY KNEW, SHOULD HAVE KNOWN OR HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.2     Damages Cap. In no event shall either Party’s liability arising in any way out of this Agreement or the provision of foundry services hereunder exceed: (a) with respect to either party’s obligations under Section 13, the amounts paid to FSL by Spansion or any Spansion Affiliate for the affected Wafers; and (b) other than with respect to either Party’s obligations under Section 13, the amounts paid to FSL under this Agreement within the twelve (12) months preceding the date of notice of the applicable claim.

15.          TERM AND TERMINATION

15.1     Term.

15.1.1     This Agreement shall become effective as of the Effective Date and shall remain in effect until the last to expire of any Exclusivity Period or Extended Manufacturing Period for any AM Product (the “Initial Term”), unless extended pursuant to Section 15.1.2 below or terminated pursuant to Section 15.2 below. The Initial Term, together with any extensions thereto agreed upon pursuant to Section 15.1.2 below, are collectively referred to herein as the “Term”. For the avoidance of doubt, following the expiration of the Exclusivity Period and Extended Manufacturing Period for any AM Product, Spansion shall not have any obligation to purchase, and FSL shall not have any obligation to manufacture or supply, Wafers for such AM Product.

15.1.2     At any time prior to the expiration or termination of this Agreement, FSL and Spansion may, upon either Party’s written request to the other Party, agree to enter into discussions regarding an extension to the Term and any terms and conditions applicable to such an extension period.

15.2     Termination. Notwithstanding the provisions of Section 15.1, either Party may at its option terminate this Agreement, without liability to the other Party, in the event that (i) the other Party (the “Breaching Party”) fails to correct or cure any material breach by such Breaching Party of any covenant or obligation under this Agreement within sixty (60) days after receipt by such Breaching Party of a written notice from the non-Breaching Party specifying such breach, (ii) the other Party fails to pay its material debts as they come due, makes an assignment for the benefit of creditors (or takes similar action under United States, Japanese or other Applicable Law), or files a voluntary petition in bankruptcy (or makes a similar filing under United States, Japanese or other Applicable Law) or otherwise invokes any laws for the protection of debtors under United States, Japanese or other Applicable Law, or (iii) the other Party has filed against it an involuntary petition in bankruptcy (or similar filing under United States, Japanese or other applicable law) and fails to obtain the dismissal of such petition within thirty (30) days after its filing.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.3     Effect of Termination. If this Agreement is terminated in accordance with Section 15.2 above, any effective purchase order at the time of termination shall continue to be effective and this Agreement shall govern such purchase order until it expires. Notwithstanding the foregoing, if this Agreement is terminated by FSL in accordance with Section 15.2 hereof, FSL may, at its option, terminate any purchase order that is outstanding at the time of termination, without liability to Spansion. After expiration or termination of this Agreement, (a) each Party shall cease the usage of Confidential Information provided by the other Party hereunder and (b) each Party shall without delay return to the other Party all Confidential Information provided by the other Party hereunder, including any copies and extracts thereof; in each case, except to the extent such Party continues to be permitted to use such Confidential Information in accordance with the IP Assignment Agreement or IP License Agreement (including by being licensed to use such Confidential Information).

15.4     Survival. The provisions of Sections 1, 3.2.1 (final sentence only), 3.2.2 (final sentence only), 6.7 (for a period of three (3) months after the expiration or termination of the Agreement), 8, 9.1, 9.3, 10.3 (excluding the second sentence), 11, 12, 13, 14, 15.3, 15.4, 16, 17, 18, 19 and 20 shall survive the termination or expiration of this Agreement. Any termination or expiration of this Agreement shall not affect any payment obligations existing under this Agreement at the time of such termination or expiration.

16.          FORCE MAJEURE

16.1     Force Majeure. Neither Party shall be liable for failure to perform, in whole or in part, its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strikes, unavoidable accidents, war (declared or undeclared), acts of terrorism, sabotage, embargoes, acts of governmental authorities, riots, insurrections, or any other cause beyond the reasonable control of a Party (such event or condition, a “Force Majeure Event”); provided that the affected Party promptly notifies the other Party of the occurrence of the Force Majeure Event and takes all reasonable steps necessary to resume performance of its obligations so interfered with.

16.2     Disaster Recovery Plan. FSL agrees to prepare a written disaster recovery plan describing the measures anticipated to be taken by FSL to ensure the continued supply of Wafers for AM Products to Spansion pursuant to the requirements of this Agreement in the event of any Force Majeure Event (“Disaster Recovery Plan”). FSL will submit the Disaster Recovery Plan in effect as of the Effective Date to Spansion for Spansion’s approval within thirty (30) days after the Effective Date, such approval not to be unreasonably conditioned, delayed or withheld. FSL will update the Disaster Recovery Plan at least annually in order to improve FSL’s ability to be prepared for any disaster or problem, and such updates will be provided to Spansion for approval in the same manner as the plan in effect as of the Effective Date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.          Export Laws

Spansion shall, and shall cause its customers to, comply with all export laws, regulations and controls imposed or administered by the U.S. Department of Commerce and all other United States Governmental Bodies (including the Export Administration Regulations of the U.S. Department of Commerce Bureau of Export Administration), and by any corresponding Governmental Bodies of any other jurisdiction, and shall not export, or allow the export or re-export of, any Wafer or any Confidential Information of FSL in violation of such laws and/or regulations, or without having obtained at its expense all consents required in connection therewith

18.          Assignment

Neither this Agreement nor any rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by either Party (whether voluntarily or involuntarily and whether by merger, transfer of assets, operation of Applicable Law or otherwise), without the other Party’s express prior written approval, except that either Party may assign its rights, interests and obligations under this Agreement in their entirety to a successor of all or substantially all of such Party’s assets related to this Agreement upon prior written notice to the other Party. Any attempt to assign or transfer this Agreement in violation of this Section 18 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

19.          NoticeS

All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (a) upon receipt if delivered personally, (b) upon confirmation if telecopied or (c) on the first Business Day following dispatch if sent by a nationally-recognized overnight courier service; provided, however, that, if delivered on a date that is not a Business Day or after 5:00 p.m. on a Business Day, such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding Business Day; provided, further, that such notice, request, demand, claim or other communication is delivered to the applicable Party at such Party’s address or facsimile number as set forth below.

If to Spansion, addressed to it at:

Spansion LLC

915 DeGuigne Drive

Sunnyvale, California, U.S.A. 94085

Email: joseph.rauschmayer@spansion.com

Fax: [*]

Attention: Joseph Rauschmayer, Corporate Senior Vice President, Wafer Fab Operations and Quality

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

With a copies to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive,
Menlo Park, CA 94025
United States
Fax: 1-650-463-2600
Attention: Tad J. Freese, Esq.

Latham & Watkins LLP
Marunouchi Building, 32nd Floor
2-4-1 Marunouchi
Chiyoda-ku, Tokyo 100-6332

Japan
Fax: 011-81-3-6212-7801
Attention: Michael J. Yoshii, Esq.

If to FSL, addressed to it at:

Fujitsu Semiconductor Limited
Nomura Shin-Yokohama Building
2-10-23 Shinyokohama
Kohoku-ku, Yokohama 222-0033
Japan
Fax: [*]

Attention: [*]

With a copy to (which shall not constitute notice):

Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-Chome
Chiyoda-ku, Tokyo 100-6529
Japan
Fax: 011-81-3-3214-6512
Attention: Jay Ponazecki, Esq.

Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

20.          MISCELLANEOUS TERMS

20.1     No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.2     Entire Agreement. This Agreement (including any appendices, exhibits and schedules attached hereto), the Stock Purchase Agreement and other Ancillary Documents (including any appendices, exhibits and schedules attached thereto), and the other documents referred to herein constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

20.3     Counterparts and Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature by either Party to the other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic method as if the original had been received.

20.4     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Japan.

20.5     Dispute Resolution. Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be resolved in accordance with Section 11.10 of the Stock Purchase Agreement.

20.6     Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by either Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

20.7     Severability. Any term or provision of this Agreement that is held as invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

20.8     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.9     Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, all rights and remedies of the Parties under this Agreement shall be cumulative and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement, at law, in equity or otherwise.

[Signature Page Follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly signed and executed on the date and year first above written.

SPANSION LLC:

By:	/s/ Randy W. Furr
Name:	Randy W. Furr
Title:	Corporate Executive Vice President and Chief Financial Officer

[Signature Page to AM Product Foundry Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FUJITSU Semiconductor Limited:
By:	/s/ Kagemasa Magaribuchi
Name:	Kagemasa Magaribuchi
Title:	Member of the Board and Corporate Senior Vice President & President, Corporate Management Unit

[Signature Page to AM Product Foundry Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 5.3

Wafer Price for Existing AM Products

[*][2 PAGES REDACTED]

Sch. 5.3 - 1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.1.15

Exclusivity Period and Extended Manufacturing Period

[*][1 PAGE REDACTED]

Sch. 1.1.15 - 1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2.12

[*][2 PAGES REDACTED]

Sch. 2.12 - 1

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.